Exhibit 99.5

All Zhone Employees,

I am very excited to announce that we have entered into a Definitive Agreement to acquire Paradyne Networks.

A copy of the Press Release that was released over the wires early this morning can be viewed at www.zhone.com.

The merger of Zhone and Paradyne will immediately bolster Zhone’s position as a leading provider of next generation Broadband Loop Carrier access network solutions, as well as expand the U.S. customer base and scale operations in every operating region with complementary key accounts around the World.

Together, the new company will deliver a broad array of products that allow carriers to extend their current access network applications while simultaneously migrating to pure packet and new VOIP, data and IP Video service capabilities.

More information will be provided over the next few months as we work to finalize our integration plans and the acquisition. As a reminder to all employees, we have certain restrictions that we must operate within while we obtain regulatory and shareholder approval. Please adhere to those restrictions and if you have any questions, please do not hesitate to ask your manager.

I want to thank all of you for your hard work, efforts and your continued commitment to making Zhone successful.

Please share with me the excitement of the announcement today by joining me in an all Employee Meeting at 12:00 PM (PST) in the large conference room, 2nd floor of Building 2 Oakland. For all employees not located in Oakland, the dial information 877-988-7497 and 203-566-7984 (International). The Pass code: 844-128:

Mory

Additional Information Regarding the Proposed Acquisition

Zhone and Paradyne plan to file a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (SEC) in connection with the proposed acquisition. In addition, Zhone and Paradyne will file other information and documents concerning the proposed acquisition and their respective businesses with the SEC. WE URGE INVESTORS TO REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus. These documents will be available without charge on the SEC’s web site at www.sec.gov. A free copy of the final Joint Proxy Statement/Prospectus may also be obtained from Zhone and Paradyne through their Investor Relations contacts provided below. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

The officers and directors of Zhone and Paradyne may have interests in the proposed acquisition, some of which may differ from, or may be in addition to, those of the stockholders of Zhone and Paradyne generally. A description of the interests that the officers and directors of the companies have in the proposed acquisition will be available in the Joint Proxy Statement/Prospectus.

In addition, Zhone and Paradyne, their respective officers, directors and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Zhone and Paradyne, respectively, in favor of the acquisition. Information about the officers and directors of Zhone and their ownership of Zhone securities is set forth in the proxy statement for Zhone’s 2005 Annual Meeting of Stockholders filed with the SEC on April 1, 2005. Information about the officers and directors of Paradyne and their ownership of Paradyne securities is set forth in the proxy statement for Paradyne’s 2005 Annual Meeting of Stockholders filed with the SEC on April 11, 2005. Investors may obtain more detailed information concerning the participants by reading the Joint Proxy Statement/Prospectus when it is filed with the SEC.